 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135777) pertaining to the Houston Wire & Cable Company 2000 Stock Plan and the Houston Wire & Cable Company 2006 Stock Plan of our reports dated March 15, 2012, with respect to the consolidated financial statements of Houston Wire & Cable Company, and the effectiveness of internal control over financial reporting of Houston Wire & Cable Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 15, 2012